Exhibit 99.1
News Release

For Immediate Release November 28, 2006	For Further Information Contact: George Lancaster, Hines (713) 966-7676 george_lancaster@hines.com
HINES REIT ACQUIRES 3400 DATA DRIVE IN RANCHO CORDOVA, CA
(SAN FRANCISCO) — Hines, the international real estate firm, announced today that Hines Real Estate Investment Trust, Inc. (Hines REIT) has acquired 3400 Data Drive from a subsidiary of Alliance Commercial Partners. The three-story, 149,703-square-foot office building is located in the Highway 50 Corridor submarket of Sacramento in Rancho Cordova, CA. Hines is the sponsor of Hines REIT, and is responsible for the management and leasing of its assets.
     Designed by Silva Strong Architects, 3400 Data Drive was completed in 1990. The tower is 100 percent leased to Catholic Healthcare West, a firm that operates a system of 41 hospitals and medical centers in California, Arizona and Nevada.
     “We believe that 3400 Data Drive will further enhance the Hines REIT portfolio with the building’s institutional-grade tenant and quality architecture,” said Charles Hazen, president of Hines REIT. “This is Hines REIT’s second acquisition in the area — we also own 1515 S Street in downtown Sacramento.”
     “Hines is pleased to execute this acquisition in an office market that has historically been very stable and we believe is poised for strong future growth,” said Cameron Falconer, the Hines officer responsible for the Sacramento area. “Sacramento is a strategic market for us. Hines plans to continue to expand its presence in the area through the acquisition and development of well-located office properties.”
     Hines REIT is a Houston-based public real estate investment trust sponsored by Hines. Hines REIT commenced operations in November 2004 and primarily invests in institutional-quality office properties located in the United States. Including this acquisition, Hines REIT currently owns interests in 21 office properties located in Atlanta, Chicago, Dallas, Houston, Los Angeles, Miami, New York, Richmond, Sacramento, San Diego, San Francisco, San Mateo, Seattle and Washington D.C. For additional information about Hines REIT, please see www.hinesreit.com.
     Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing or disposition services for over 49 years. With offices in 64 U.S. cities and 15 foreign countries, and controlled assets valued at approximately $13.5 billion, Hines is one of the largest real estate organizations in the world. Access www.hines.com for more information on Hines.
Statements in this news release, including but not limited to those relating to intentions, beliefs, expectations, projections, plans or predictions, including effects and results of the acquisition and other statements that are not historical facts are forward looking statements that are based on current expectations and assumptions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include risks associated with property acquisitions, changes in general economic and real estate market conditions, interest rate fluctuations, competition, dependence on tenants’ financial condition, dependence on Hines and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11 and its other filings with the Securities and Exchange Commission.